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                      February 14, 2023

       James Galeese
       Chief Financial Officer
       LSI INDUSTRIES INC
       10000 Alliance Road
       Cincinnati, OH 45242

                                                        Re: LSI INDUSTRIES INC
                                                            Form 10-K for
Fiscal Year Ended June 30, 2022
                                                            File No. 000-13375

       Dear James Galeese:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing